EXHIBIT 23.2


             CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS

              We consent to the incorporation by reference in this Post Effective Amendment No.2 to the Registration Statement No.333-42308 of PMC-Sierra, Inc. on Form S-3 of our report dated January 17, 2000 (November 21, 2000 as to Notes 2 and 14) on the consolidated financial statements of PMC-Sierra, Inc. appearing in the Current Report on Form 8-K of PMC-Sierra, Inc. dated November 29, 2000 and of our report dated July 19, 2000 on the financial statements of Datum Telegraphic Inc. appearing in the Current Report on Form 8-K/A1 of PMC-Sierra, Inc. dated September 28, 2000 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/DELOITTE & TOUCHE LLP


Vancouver, British Columbia, Canada
November 29, 2000